Exhibit 10.5

THIRD LEASE AMENDMENT

(LEASE EXTENSION)

This Third Lease Amendment is to the Office Building Lease and Addendum One and Addendum Two dated May 18, 1999 (the “Lease”), by and between Lake Union Building, LLC (“Landlord”), and Insightful Corporation, formerly known as Mathsoft, Inc. (“Tenant”). To the extent the terms of this Amendment are inconsistent with the other terms of the Lease, the terms of this Amendment shall control. Unless specifically stated otherwise, all capitalized terms in this Amendment shall have the same meaning ascribed to them in the Lease.

1. PREMISES

That portion of the Building containing the following:

(a) Approximately 960 square feet of Rentable Area located on the first (1st) floor of the Building and consisting of the space known as Suite 120;

(b) Approximately 8,247 square feet of Rentable Area located on the fourth (4th) floor of the Building and consisting of the space known as Suite 400;

(c) Approximately 12,654 square feet of Rentable Area located on the fifth (5th) floor of the Building;

(d) Approximately 3,530 square feet of Rentable Area located on the sixth (6th) floor of the Building and consisting of the space known as Suite 610.

All Rentable Area measurements are calculated in accordance with the BOMA Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1-1996).

2. EXPANSION SPACE (SUITE 410)

The Premises shall be expanded hereby to include approximately 1,979 square feet of Rentable Area located on the fourth (4th) floor of the Building and consisting of the space known as Suite 410 (the “Expansion Space”).

3. FINAL RENTABLE AREA – FLOOR 4

The final Rentable Area of Tenant’s Premises on Floor 4 shall be subject to the final configuration of the Expansion Space as determined by a mutually acceptable space plan. In the event the Rentable Area of Tenant’s Premises on Floor 4 shall change as the result of such space plan, Landlord shall prepare an amendment to the Lease revising Tenant’s Premises, Rentable Area and Rent; Tenant and Landlord shall promptly execute the amendment.

4. LEASE TERM EXTENSION

The Landlord and Tenant hereby agree to extend the term of the Lease for an additional extension term of thirty-six months, commencing October 1, 2007, and ending September 30, 2010 (the “Lease Term Extension”).

Third Lease Amendment (Lease Extension) – Insightful Corporation

June 8, 2007

5. COMMENCEMENT OF LEASE TERM EXTENSION

October 1, 2007

6. EXPIRATION OF LEASE TERM EXTENSION

September 30, 2010

7. COMMENCEMENT OF RENT – EXPANSION SPACE (SUITE 410)

Tenant shall commence payment of Rent for the Expansion Space upon the completion or substantial completion of construction of improvements to the Expansion Space; however, in no case shall payment of Rent by Tenant for the Expansion Space commence later than May 1, 2008.

8. RENTAL RATE – LEASE TERM EXTENSION PERIOD

The rental rates during the Lease Term Extension shall be the fully serviced rates charged Tenant by Landlord per Rentable Square Foot (RSF) as set forth below:

The rental rates shall be as follows:

Space	RSF	Period	Rate per RSF	Monthly Rent
Suite 120	960	October 1, 2007 - September 30, 2010	$12.00	$960.00

Suite 400	8,247	October 1, 2007 - September 30, 2008	$25.50	$17,524.88
		October 1, 2008 - September 30, 2009	$26.50	$18,212.13
		October 1, 2009 - September 30, 2010	$27.50	$18,899.38

Suite 410*	1,979	October 1, 2007 - September 30, 2008	$25.50	$4,205.38
		October 1, 2008 - September 30, 2009	$26.50	$4,370.29
		October 1, 2009 - September 30, 2010	$27.50	$4,535.21
* Actual commencement date of rent for Suite 410 is subject to Section 7, Commencement of Rent – Expansion Space (Suite 410).

Floor 5	12,654	October 1, 2007 - September 30, 2008	$25.50	$26,889.75
		October 1, 2008 - September 30, 2009	$26.50	$27,944.25
		October 1, 2009 - September 30, 2010	$27.50	$28,998.75

Suite 610	3,530	October 1, 2007 - September 30, 2008	$25.50	$7,501.25
		October 1, 2008 - September 30, 2009	$26.50	$7,795.42
		October 1, 2009 - September 30, 2010	$27.50	$8,089.58

Third Lease Amendment (Lease Extension) - Insightful Corporation

June 8, 2007

9. PARKING

Prior to completion of Landlord’s repairs to the parking garage structure at The Lake Union Building, Tenant shall have an option for parking at a rate of one (1) parking space per one thousand (1,000) feet of Rentable Area leased. Following completion of Landlord’s repairs to the parking garage structure at The Lake Union Building, Tenant shall have an option for parking at a rate of two (2) parking spaces per one thousand (1,000) feet of Rentable Area leased. All parking arrangements shall be made through Landlord’s parking lot contractor, Ampco System Parking (206-267-0710). The location of allocated parking shall be subject to availability.

If at the commencement of the Lease Term Extension Tenant elects not to rent parking spaces allotted to it or if during the Lease Term Extension any of Tenant’s parking spaces are returned to Landlord, reassignment of such parking spaces shall be subject to availability and may be on a month-to-month basis only.

Additional parking spaces, if any, may be made available to Tenant on a month-to-month basis. Landlord reserves the right to reclaim such month-to-month parking spaces from Tenant upon thirty (30) days advance written notice to Tenant by Landlord.

Parking rates are determined by market conditions and are subject to change. The parking rates charged as of June 8, 2007 are:

Reserved space:	$125.00 per month
Covered parking space:	$ 92.48 per month ($85.00 plus WSST)
Uncovered parking space:	$ 81.60 per month ($75.00 plus WSST)

10. OPTION TO RENEW

Landlord hereby grants to Tenant one option (the “Option”) to extend the Lease Term for an additional term of three (3) years (the “Extension Term”).

All terms and conditions of the Lease shall apply to the Extension Term except that Base Rent during the Extension Term shall be an amount equal to the greater of: (a) the Base Rent payable immediately prior to the Extension Term; or (b) the then annual Market Rent. “Market Rent” shall be the annual Base Rent payable for each year of the Extension Term (calculated on a per rentable square foot basis), commencing on the first day of the Extension Term for comparable office space in the Lake Union area, taking into consideration the normal concessions available to

Third Lease Amendment (Lease Extension) - Insightful Corporation

June 8, 2007

tenants in the market. Landlord and Tenant shall have one (1) month after Landlord receives the extension notice from Tenant in which to agree on Market Rent. If the parties are unable to agree on Market Rent within that period, then Market Rent shall be determined by binding arbitration conducted in accordance with the applicable rules of the American Arbitration Association and procedures set forth in RCW 7.04 then in effect; provided there shall be only one arbitrator. The method of arbitration shall be that known as the “baseball” type of arbitration: Each party shall submit to the arbitrator and exchange with each other in advance of the hearing their last, best offers as to the Market Rent. The arbitrator shall be limited to awarding only one or the other of the two figures submitted. The Market Rent established by the arbitrator shall be determined no later than sixty (60) days prior to the start of the Extension Term and shall be binding on the parties. Each party shall pay the cost of its experts and attorneys. The arbitrator must have a minimum of five (5) years’ prior experience in the commercial leasing market in Seattle, King County, Washington. The costs and expenses of the arbitrator shall be divided equally between Landlord and Tenant.

The Option shall be exercised only by written notice delivered to Landlord at least one hundred eighty (180) days before the expiration of the Lease Term. If Tenant fails to deliver Landlord written notice of the exercise of an Option within the prescribed time period, such Option shall lapse, and there shall be no further right to extend the Lease Term. The Option shall be exercisable by Tenant on the express conditions that (a) at the time of the exercise, and at all times prior to the commencement of such Extension, Tenant shall not be in default under any of the provisions of this Lease and (b) Tenant shall not have committed an Event of Default, and (c) Tenant has not been ten (10) or more days late in the payment of rent more than a total of three (3) times during the Lease Term.

11. TENANT IMPROVEMENTS

Landlord shall provide Tenant the following tenant improvement allowances:

(a)	Landlord shall provide to Tenant a tenant improvement allowance of up to, but not to exceed, five dollars ($5.00) per square foot of Rentable Area for Suite 400 and Floor 5, based on a mutually acceptable space plan of the Premises and in accordance with Exhibit A (Workletter);

(b)	Landlord shall provide to Tenant a tenant improvement allowance of up to, but not to exceed, twenty dollars ($20.00) per square foot of Rentable Area for the Expansion Space (Suite 410), based on a mutually acceptable space plan of the Premises and in accordance with Exhibit A (Workletter);

(c)	Landlord shall provide to Tenant a tenant improvement allowance of up to, but not to exceed, ten dollars ($10.00) per square foot of Rentable Area for Suite 610, based on a mutually acceptable space plan of the Premises and in accordance with Exhibit A (Workletter).

Third Lease Amendment (Lease Extension) - Insightful Corporation

June 8, 2007

Landlord shall permit Tenant to combine the total of all tenant improvement allowances provided herein (the “Tenant Improvement Allowance”), and Tenant may use the proceeds of the Tenant Improvement Allowance to improve any portion of the Premises as provided for herein and pursuant to Exhibit A (Workletter).

The Tenant Improvement Allowance shall be used only for space planning or construction of improvements including, but not limited to, build-out, carpeting, painting, HVAC upgrades, electrical upgrades, data or phone cabling, security systems or any other improvement based on a mutually acceptable space plan of the Premises and in accordance with Exhibit A (Workletter). No portion of the Tenant Improvement Allowance may be used to purchase or install furniture. Tenant may not apply any unused Tenant Improvement Allowance to Rent.

The Tenant Improvement Allowance shall be available for space planning upon execution of this Amendment; the Tenant Improvement Allowance shall be available for construction of improvements to the Premises pursuant to Exhibit A (Workletter). On January 1, 2009, any unused portion of the Tenant Improvement Allowance shall be considered exhausted and there shall be no further Tenant Improvement Allowance.

Tenant may at its option and subject to approval by Landlord contract directly with contractors for the installation of low voltage, phone or data cabling or any other tenant improvement expense approved by Landlord. The cost for any such work shall be paid by Landlord as a portion of the Tenant Improvement Allowance. Tenant shall submit any contractor’s invoices for such work to Landlord in a timely manner; Landlord shall make payment for any such work directly to Tenant’s contractors.

Landlord shall pay as its separate cost and expense for pre-cleaning, abatement, monitoring during work, post clean-up, or removal of any asbestos-containing materials required by construction of the improvements pursuant to Exhibit A (Workletter), such as demo, drywall, electrical wiring above the ceiling, installation of new lighting fixtures, or HVAC modifications; however, Landlord shall not pay for such cost if it is solely the result of demolition or installation of low voltage, phone or data cabling unless such work takes place in an area already requiring asbestos-related work for demo, drywall, electrical wiring above the ceiling, installation of new lighting fixtures, or HVAC modifications. Any cost for pre-cleaning, abatement, monitoring during work, post clean-up, or removal of any asbestos-containing materials which is solely the result of demolition or installation of low voltage, phone or data cabling shall be the sole cost and expense of Tenant.

Any tenant improvement, build-out or construction performed by Landlord shall be performed in a good and workmanlike manner and shall comply with any government building codes or ordinances, including the Americans with Disabilities Act (“ADA”).

Third Lease Amendment (Lease Extension) - Insightful Corporation

June 8, 2007

11. OTHER PROVISIONS

All other provisions of the Office Building Lease and Addendum One and Addendum Two dated May 18, First Lease Amendment executed May 24, 2004, Second Lease Amendment executed June 16, 2004, and Addendum Three dated May 30, 2006 (the “Lease”), by and between Lake Union Building LLC (“Landlord”), and Insightful Corporation, formerly known as Mathsoft, Inc. (“Tenant”), shall remain in full force and effect.

In the event of any conflict between the terms of this Amendment and the Lease, the terms of this Amendment shall prevail.

LANDLORD		TENANT

Lake Union Building, LLC		Insightful Corporation

By:	/s/ Jean L. Barber	By:	/s/ Jeffrey E. Coombs
Its:	Vice Chairman & Treasurer of Sole Member	Its:	CEO
Date:	6/22/07	Date:	6/15/07

Third Lease Amendment (Lease Extension) - Insightful Corporation

June 8, 2007

ACKNOWLEDGMENT OF LANDLORD

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

On this                      day of                                         , 20    , before the undersigned, a Notary Public in and for the State of Washington, personally appeared                                                           and                                                           to me known to be the                                                           and                                                           of the corporation that executed the within and foregoing Lease Amendment, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

NOTARY PUBLIC in and for the State of Washington,
residing at

Third Lease Amendment (Lease Extension) - Insightful Corporation

June 8, 2007

ACKNOWLEDGMENT OF TENANT

(Corporate)

STATE OF	)
	)	ss.
COUNTY OF	)

On this                      day of                                         , 20    , before the undersigned, a Notary Public in and for the State of                                                          , personally appeared                                                           and                                                           to me known to be the                                                           and                                                           of the corporation that executed the within and foregoing Lease Amendment, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

NOTARY PUBLIC in and for the State of Washington,
residing at

Third Lease Amendment (Lease Extension) - Insightful Corporation

June 8, 2007

EXHIBIT A

WORKLETTER

This Workletter is dated June 8, 2007, between Lake Union Building, LLC (“Landlord”), and Insightful Corporation (“Tenant”).

A. This Workletter is attached to and forms a part of the certain Third Lease Amendment to the Office Building Lease dated May 18, 1999, by and between Lake Union Building, LLC (“Landlord”), and Insightful Corporation, formerly known as Mathsoft, Inc. (“Tenant”), pursuant to which Landlord has leased to Tenant office space in the building known as The Lake Union Building.

B. Landlord desires to make improvements to the Premises, and Tenant desires to have Landlord make them, upon the terms and conditions contained in this workletter.

C. The base building is in place and ready for demolition and new improvements.

D. Improvements shall be provided pursuant to a final space plan prepared by Landlord’s architect or other architect approved by Landlord, approved by Landlord and Tenant,

1. Representatives. Landlord appoints Lyn Saucier of Chiles & Company, Inc., as Landlord’s representative to act for Landlord in all matters associated with this workletter. Tenant appoints Matthew Andersen of Insightful Corporation as Tenant’s representative to act for Tenant in all matters associated with this workletter. All inquiries, requests, instructions, authorizations, and other communications with respect to the matters covered by this workletter shall be made to Landlord’s representative or Tenant’s representative, as the case may be. Tenant shall not make any inquiries of, or request to, and shall not give any instructions or authorizations to, any employee or agent of Landlord, including without limitation Landlord’s architect, engineers, and contractors, or any of their agents or employees, with regard to matters associated with this workletter. Either party may change its representative under this workletter at any time by providing three (3) days’ prior written notice to the other party.

2. Project Design and Construction. All work shall be performed by architects, designers and contractors selected and engaged by Landlord, with the exception of the demolition or installation of low voltage, phone or data cabling, the contractors for which may be selected and engaged by Tenant subject to the approval of Landlord. Landlord will coordinate construction of the improvements at no cost to Tenant.

3. Landlord’s Approval. Landlord, in its sole discretion, may withhold the approval of any final space plan, working drawings, or change orders that:

(a) Exceeds or adversely affects the structural integrity of the building, or any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication, or other systems of the building;

Third Lease Amendment (Lease Extension) - Insightful Corporation

June 8, 2007

(b) Is not approved by the holder of any mortgage or deed of trust encumbering the building at the time the work is proposed;

(c) Would not be approved by a prudent owner of property similar to the building;

(d) Violates any agreement that affects the building or binds Landlord;

(e) Landlord reasonably believes shall increase the cost of operation or maintenance of any of the systems of the building;

(f) Landlord reasonably believes shall reduce the market value of the premises or the building at the end of the term;

(g) Does not conform to applicable building code or is not approved by any governmental, quasi -governmental, or utility authority with jurisdiction over the premises; or

(h) Does not conform to the building standard.

4. Schedule of Improvement Activities

Following completion of a mutually agreed-upon final space plan, Landlord will promptly cause to be prepared and delivered to Tenant an estimate of construction costs. If the estimated construction cost is less than the Tenant Improvement Allowance provided for in Third Lease Amendment, Section 11 (Tenant Improvements), the estimated construction cost will be deemed approved unless Tenant notifies Landlord of Tenant’s objection to the construction cost estimate within five (5) business days of Tenant’s receipt of the estimate. Landlord thereafter shall take reasonable steps to modify the estimate of construction costs to address Tenant’s objection and shall deliver to Tenant a revised estimate of construction cost. If the estimated construction cost is more than the Tenant Improvement Allowance provided for in Third Lease Amendment, Section 11 (Tenant Improvements), Tenant will establish the maximum approved cost (“Tenant’s Maximum Approved Cost”) by either:

(a) Agreeing in writing to pay the amount by which the estimated construction cost exceeds the Tenant Improvement Allowance provided for in Third Lease Amendment, Section 11 (Tenant Improvements) or;

(b) Agreeing to have the space plan revised by Landlord’s architect, the cost for which shall be subject to the Tenant Improvement Allowance provided for in Third Lease Amendment, Section 11 (Tenant Improvements), any costs in excess of which shall be at Tenant’s sole cost and expense, in order to assure that the estimated construction cost is either:

i) No more than the Tenant Improvement Allowance provided for in Third Lease Amendment, Section 11 (Tenant Improvements); or

Third Lease Amendment (Lease Extension) - Insightful Corporation

June 8, 2007

ii) Exceeds the Tenant Improvement Allowance provided for in Third Lease Amendment, Section 11 (Tenant Improvements) by an amount that the Tenant agrees to pay. After exhaustion of the Tenant Improvement Allowance, any amount payable by Tenant for tenant improvements in excess of the Tenant Improvement Allowance shall be billed periodically to Tenant by Landlord as the work proceeds, and Tenant agrees to pay each such invoice within fifteen (15) business days following its delivery.

Tenant will give immediate attention to establishing Tenant’s Maximum Approved Cost and respond to Landlord within five (5) business days of receipt of the estimate of construction costs. Upon Tenant’s timely fulfillment of its obligations above, Tenant’s Maximum Approved Cost will be established.

Upon establishment of Tenant’s Maximum Approved Cost, Landlord will cause to be prepared and delivered to Tenant the working drawings, the construction schedule, and the final construction budget proposal for the improvements in accordance with the final space plan. If the final construction budget is less than Tenant’s Maximum Approved Cost, the Landlord will take steps necessary to commence construction of the improvements to the premises in coordination with Tenant. If the final construction budget is more than Tenant’s Maximum Approved Cost, Landlord will so notify Tenant in writing and Tenant will 1) agree in writing to pay the amount by which the final construction budget exceeds the Tenant’s Maximum Approved Cost or 2) request Landlord to revise the working drawings, the cost for which shall be subject to the Tenant Improvement Allowance provided for in Third Lease Amendment, Section 11 (Tenant Improvements), any costs in excess of which shall be at Tenant’s sole cost and expense, in order to assure that the final construction budget is no more than Tenant’s Maximum Approved Cost. Tenant will give its immediate attention to Tenant’s Maximum Approved Cost approval process and to respond to Landlord within five (5) business days after submissions.

Following approval of the final working drawings and Tenant’s Maximum Approved Cost by Landlord and Tenant, Landlord will cause application to be made to the appropriate governmental authorities for necessary approvals and building permits. Upon receipt of the necessary approvals and permits, Landlord will begin construction of the improvements; however:

(a) Excepting the Expansion Space, construction of improvements to the Premises shall not commence prior to January 1, 2008, and must be completed no later than December 31, 2008;

(b) Construction of improvements to the Expansion Space shall not commence earlier than October 1, 2007, and must be completed no later than September 30, 2008;

Third Lease Amendment (Lease Extension) - Insightful Corporation

June 8, 2007

Landlord shall coordinate construction of the improvements with Tenant. Landlord shall promptly notify Tenant of any changes to the aforementioned construction schedule.

During the course of the construction of the improvements to the Premises, Landlord shall notify Tenant promptly of any change to the working drawings that adversely affects Tenant’s intended use of the Premises, or which increases the cost of construction and exceeds the Tenant Improvement Allowance provided for in Third Lease Amendment, Section 11 (Tenant Improvements) and thereby affects Tenant’s Maximum Approved Cost, if any; such notification shall include the total proposed cost of such change if such cost exceeds the Tenant Improvement Allowance. If any increase in the cost of construction should exceed the Tenant Improvement Allowance and no Tenant’s Maximum Approved Cost has previously been established, Tenant’s Maximum Approved Cost shall be established as outlined above. Tenant shall notify Landlord in writing of its approval or disapproval of any such change within five (5) business days after receipt of such notification. If Tenant fails to respond to such notification within five (5) business days after delivery by Landlord, Tenant will be deemed to have approved the proposed change, as well as any increase in cost to Tenant, and Landlord will proceed to perform the change. If Tenant timely notifies Landlord of its disapproval of any change to the working drawings, Landlord and Tenant shall work together to reasonably modify the working drawings to address Tenant’s concerns with respect to such change.

In the event of any conflict between this Workletter and the Lease, this Workletter shall prevail.

Landlord Initials:	/s/ JLB	Tenant Initials:	/s/ JEC
Date: 6/22/07		Date: 6/15/07